Exhibit


SUB-ITEM
77Q3(a)

(i) Based on an evaluation of the Disclosure
Controls as of a date within 90 days
of the Filing Date, the Disclosure
Controls are effectively designed to
ensure that information required to be
disclosed by the Fund in the Report
is recorded, processed, summarized and
reported by the Filing Date, including
ensuring that information required to be disclosed in the Report is accumulated and communicated to the Fund's management, including the Fund Officers, as appropriate to allow timely decisions regarding required disclosure

(ii)	There were no significant changes
in the Fund's internal controls or in
other factors that could significantly
affect these controls subsequent to the
date of their evaluation, and there were no corrective actions with regard to significant deficiencies and material weaknesses.

(ii) Certification of principal executive officer (see attached).
Certification of principal financial
officer (see attached).
Revisedexhibit.doc